Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Masonite International Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of the Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$3,030,769,290.85	(1)	0.0001476	$447,341.55	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$3,030,769,290.85
Total Fees Due for Filing				$447,341.55
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$447,341.55

(1)

As of the close of business on March 5, 2024, 2024, the maximum number of common shares, no par value per share, of Masonite International Corporation (“Masonite” and “Masonite common shares”, respectively) to which this transaction applies is estimated to be 22,900,588, which consists of (a) 21,975,800 Masonite common shares, (b) 410,362 Masonite common shares, issuable pursuant to restricted share units, (c) 258,714 Masonite common shares, issuable pursuant to performance restricted share units, (d) 27,475 Masonite common shares, issuable pursuant to outstanding purchase rights under Masonite’s employee share purchase plan, (e) 196,735 Masonite share appreciation rights, (f) 22,000 Masonite common shares, issuable pursuant to restricted share units, that may be issued prior to the Effective Time, and (g) 9,502 and Masonite common shares that may be granted under equity awards to Masonite’s non-employee directors prior to the Effective Time. Estimated solely for the purposes of calculating the filing fee, as of the close of business on March 5, 2024, the underlying value of the transaction was calculated based on the sum of (i) the product of 22,703,853 Masonite common shares (including shares subject to restricted stock units, performance restricted stock units, and stock that may be issued or vest prior to the arrangement) and the per share arrangement consideration of $133.00 and (ii) the product of 196,735 Masonite share appreciation rights and $56.71, which is the difference between $133.00 and $76.29, the weighted average exercise price of a Masonite share appreciation right.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $3,030,769,290.85 (the Proposed Maximum Aggregate Value of the Transaction) by 0.0001476.